Exhibit 10.21
February 22, 2012

Mark R. Richards
Appleton Papers Inc.
825 E. Wisconsin Avenue
Appleton, WI  54912

Re:  Appleton Papers Inc. Retention Plan

Dear Mark:

I am writing to confirm the arrangements that the Compensation Committee of the Appleton Papers Inc. (“Appleton” or the “Company”) Board of Directors (“Board”) has agreed will apply in the event of a Potential Transaction, as defined herein, and effective as of the date written above.  As part of Appleton’s strategic planning, a number of corporate level transactions are being explored to improve the debt to equity ratio of the Company and/or provide liquidity such that the Company can reach its full potential.   A Potential Transaction may include one or more of the following transactions or series of transactions:  a sale of all or substantially all of the assets of the Company or the Company’s parent, Paperweight Development Corp. (“Paperweight”); the issuance of equity securities by the Company or Paperweight in connection with an acquisition; a merger or business combination with another unrelated entity, including but not limited to a merger with a special purpose acquisition company; the sale of equity in a private placement or public offering; an exchange of the Company’s debt securities for equity in the Company or Paperweight; or any combination of the foregoing transactions (“Potential Transaction”).   The Compensation Committee recognizes that a Potential Transaction will require significant time and effort from certain Appleton employees to successfully close the transaction.  Accordingly, in order to retain such Appleton employees during the process of identifying, negotiating, closing and transitioning a Potential Transaction, the Compensation Committee is implementing certain retention payments (the “Plan”) under the terms outlined below.

The terms of the Plan are as follows:

1)
You will inform the Compensation Committee of the list of employees participating and the proposed payout for each individual within 30 days after entering into written documentation reflecting an intended Potential Transaction, such as executing a letter of intent, executing a support agreement for a debt/equity swap, filing a registration statement for a public offering, or entering into any other agreement of a similar nature depending on the particular Potential Transaction (a “Written Agreement”) or, in the event the nature of the Potential Transaction does not lend itself to a letter of intent or Written Agreement of similar nature, within 30 days after Appleton’s submission or receipt of a draft merger or acquisition agreement reflecting the Potential Transaction (a “Draft Definitive Agreement”).  The proposed payout is for distribution in the event a Change of Control occurs as a result of a Potential Transaction.    “Change of Control” shall have the meaning defined in the Company’s Long Term Incentive Plan. The final payout of Funds is subject to approval by the Compensation Committee, and must also be approved by the Board in advance of, or at the same time, the material definitive agreement is approved by the Board.   If the Potential Transaction does not result in a Change of Control, any Plan payments will be at the sole discretion of the Compensation Committee.

2)
Payments shall be made in a lump sum no later than 90 days following the close of the Potential Transaction, but no later than March 15 of the year following the close (“Payment Date”).  If the Potential Transaction involves a series of transactions, the Payment Date will be no later than 90 days following the close of the last transaction in the series of transactions.  An individual will not be eligible for any Plan payments if s/he voluntarily terminates employment before the date payment is made or if that individual acts in a manner that materially compromises a Potential Transaction that is in the best interest of Appleton’s shareholders.

3)
The Plan will continue in effect until terminated by the Board; provided, however, that If the Company has entered into a Written Agreement or is in the process of negotiating a Draft Definitive Agreement, then the Plan may only be terminated by the Board with no less than eighteen (18) months advanced written notice to then named individuals with regard to the specific transaction covered by the Written Agreement or Draft Definitive Agreement.

4)	General Administration:
a.	Plan payments will not be included as “eligible compensation” under any defined contribution plan of the Company, including both qualified and non-qualified plans.
b.
All Plan payments are stated in gross sums.  The recipient of any Plan payments shall be responsible for all applicable federal, state and local taxes on any such payments.  The Company shall deduct from any Plan payments any required federal, state or local withholding or other taxes or charges that the Company must deduct under applicable law or court order.

c.	All questions or interpretations relating to the Plan will be decided by the Compensation Committee, in its sole discretion.
d.	This Plan shall be governed by and construed in accordance with the laws of the State of Wisconsin.

Sincerely,

/s/ Kathi P. Seifert
Kathi P. Seifert
Board Director and Chair
Compensation Committee